Exhibit 99.1

News From:	For Immediate Release

Kaydon Corporation	Global Engineered Solutions
KAYDON CORPORATION RAISES THIRD QUARTER DIVIDEND
Ann Arbor, MI — July 27, 2011
     Kaydon Corporation (NYSE:KDN) today announced that its Board of Directors declared a 5.3 percent increase in its regular quarterly dividend, to $.20 per share from $.19 per share. The dividend is payable on October 3, 2011 to shareholders of record as of the close of business on September 12, 2011. The indicated annual dividend rate will now be $.80 per share. This is the fifth consecutive year in which the Company has increased its quarterly dividend.
     James O’Leary, Chairman and Chief Executive Officer commented, “The Board of Directors of Kaydon shares management’s confidence in the fundamental strength of the Company’s businesses. Our businesses’ demonstrated cash generating ability, together with our strong balance sheet, are reflected by this enhanced return to our shareholders.”
     Kaydon Corporation is a leading designer and manufacturer of custom engineered, performance-critical products, supplying a broad and diverse group of alternative energy, military, industrial, aerospace, medical and electronic equipment, and aftermarket customers.

Contacts:	James O’Leary Chairman and Chief Executive Officer (734) 747-7025

Peter C. DeChants Senior Vice President, Chief Financial Officer (734) 680-2009